Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-220075 and 333-150911) of our report dated March 6, 2026, with respect to the consolidated financial statements of SB Financial Group, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana

March 6, 2026